Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Medefile International Inc.

As registered independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 31, 2008 included in Medefile International Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2007, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement.

By:	/s/ RBSM LLP
RBSM LLP
New York, New York July 28, 2009